                                                                    EXHIBIT 3.20

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.



When considering what action you should take, you are recommended immediately to seek your own financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services Act 1986.





If you have sold or otherwise transferred all of your CODA Shares, please send this document, together with the accompanying documents, as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee. HOWEVER, SUCH DOCUMENTS SHOULD NOT BE FORWARDED OR TRANSMITTED IN OR INTO THE UNITED STATES, CANADA, AUSTRALIA OR JAPAN, SUBJECT TO CERTAIN EXCEPTIONS.



--------------------------------------------------------------------------------

Recommended Offer





                                       by

                           Goldman Sachs International

                                  on behalf of

                                Baan Company N.V.

                                       for

                               The CODA Group plc

--------------------------------------------------------------------------------



A letter of recommendation from the Chairman of The CODA Group plc is set out on pages 3 to 5 of this document.

Completed Forms of Acceptance should be returned as soon as possible, but, in any event, so as to be received by no later than 3.00 p.m. on Friday, 3 April 1998. The procedure for acceptance of the Offer is set out on pages 12 to 15 of this document and in the accompanying Form of Acceptance.

The new Baan Shares to be issued pursuant to the Offer are bearer shares tradeable on the Amsterdam Stock Exchange and have not been, and will not be, registered under the United States Securities Act of 1933 or any state laws of the United States (and the relevant clearances have not been, and will not be, obtained from the securities commission of Japan, any province of Canada or any state of Australia) and may not be offered, sold or delivered, directly or indirectly, in or into the United States, Canada, Australia or Japan, except pursuant to exemptions from the applicable requirements of such jurisdictions.

Goldman Sachs International, which is regulated in the United Kingdom by The Securities and Futures Authority Limited is acting for Baan and for no one else in connection with the Offer and will not be responsible to anyone other than Baan for providing the protections afforded to its customers or for giving advice in relation to the Offer.

Lazard Brothers, which is regulated by The Securities and Futures Authority Limited, is acting for CODA and for no one else in connection with the Offer and will not be responsible to anyone other than CODA for providing the protections afforded to its customers or for giving advice in relation to the Offer.

                                TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
LETTER FROM THE CHAIRMAN OF CODA..........................................         3
LETTER FROM THE PRESIDENT AND CHIEF OPERATING OFFICER OF BAAN.............         6
LETTER FROM GOLDMAN SACHS INTERNATIONAL...................................         7
   1. Introduction........................................................         7
   2. The Offer ..........................................................         7
   3. Accounting Treatment ...............................................         8
   4. Financial Effects of Acceptance ....................................         9
   5. Information on Baan and current trading ............................         9
   6. Information on CODA and current trading ............................        10
   7. Background to and reasons for the Offer ............................        10
   8. Management and Employees ...........................................        10
   9. CODA Share Option Schemes ..........................................        10
   10. Taxation ..........................................................        10
   11. Procedures for the acceptance of the Offer ........................        12
   12. Settlement ........................................................        15
   13. Further Information ...............................................        16
   14. Action to be Taken ................................................        16
Appendix I: Conditions and Further Terms of the Offer.....................       I-1
Appendix II: Financial information on Baan................................      II-1
Appendix III: Financial information on CODA...............................     III-1
Appendix IV: Additional information.......................................      IV-1


                          EXPECTED TIMETABLE OF EVENTS

Announcement of the Offer                      Monday, 23 February 1998
Posting of the Offer Document                  Friday, 13 March 1998
First Closing Date of the Offer                3.00 p.m. on Friday, 3 April 1998


                                 RULE 8 NOTICES

        Any person who, alone or acting together with any other person(s) pursuant to any agreement (formal or informal), owns or controls, or becomes the owner or controller of, directly or indirectly, 1 per cent, or more of the CODA Shares or the Baan Shares is required, under the provisions of Rule 8 of the Code, to notify the Company Announcements Office of the London Stock Exchange, which will notify the Panel and the United Kingdom press, of every dealing in any CODA Shares or Baan Shares until such time as the Offer is declared unconditional as to acceptances or lapses, in accordance with Rule 8. Dealings by "associates" (within the meaning of the Code) of Baan or CODA in Baan Shares or CODA Shares until such time must also be disclosed. Please consult your legal adviser if you believe Rule 8 may be applicable to you.

Directors:

Colin S. Gaskell (Non-Executive Chairman)
Robert N. Brown (Chief Executive)
Donna M. Angiulo (Chief Finance Director)

Phillip G. Dawes (Senior Vice-President)
David J. Eggleton (Non-Executive Director)
William O. Grabe (Non-Executive Director)

                                                                   13 March 1998

To CODA Shareholders and, for information only, to participants in the CODA Share Option Schemes

Dear Shareholder,

                       RECOMMENDED OFFER ON BEHALF OF BAAN

INTRODUCTION

The Boards of CODA and Baan announced on 23 February 1998 that they had reached agreement on the terms of a recommended Offer to be made by Goldman Sachs International on behalf of Baan, for the whole of the issued share capital of CODA. I am writing to explain the background to the Offer and the reasons why CODA's Independent Directors consider that the terms of the Offer are fair and reasonable and are unanimously recommending that you accept the Offer.

TERMS OF THE OFFER

The Offer, which is set out in the letter from Goldman Sachs International beginning on page 7 of this document, is being made on the following basis:

                   FOR EACH CODA SHARE 0.0695 NEW BAAN SHARES

and so in proportion for any other number of CODA Shares held, except that fractions of new Baan Shares will be rounded down to the nearest whole number of new Baan Shares and any fractional entitlement ignored.

On the basis set out below, the Offer values the whole of the existing issued share capital of CODA at approximately Pound Sterling 52.9 million. The Offer represents a premium of 15.5 per cent. over the closing middle market price of a CODA Share of 164.5 pence on 20 February 1998 (the latest dealing day prior to the announcement of the Offer).

                               REGISTERED OFFICE:

    THE CODA GROUP PLC, CARDALE PARK, BECKWITH HEAD ROAD, HARROGATE HG3 1RY,
  TELEPHONE: +44(0) 1429 609999 FAX +44(0) 1423 590524 WWW.CODA-FINANCIALS.COM

    ATLANTA, BASINGSTROKE, BRUSSELS, BUDAPEST, CHICAGO, CINCINNATI, DALLAS, FRANKFURT, HARROGATE, HENDON, HONG KONG, MANCHESTER NH, MEXICO D.F., MILAN.
    MINNEAPOLIS, MUNICH, PARIS, PRAGUE, REYKJAVIK, SAN DIEGO, SAN FRANCISCO,
                     SEATTLE, SINGAPORE, STOCKHOLM, SYDNEY

           VAT REG. NO. GB 613430285 REGISTERED IN ENGLAND NO. 2841776

The Offer of 0.0695 new Baan Shares for each CODA Share values each CODA Share at 190 pence and each Baan Share at NLG 92 (Pound Sterling 27.357 at the exchange rate of NLG 3.363 = Pound Sterling 1 prevailing on 20 February 1998), based on the per share closing price of Baan Shares on the Amsterdam Stock Exchange on 20 February 1998.

The new Baan Shares to be issued pursuant to the Offer will be issued only in bearer form and will rank pari passu with the existing common shares of Baan, including the right to receive all dividends declared, made or paid after 23 February 1998.

BACKGROUND TO AND REASONS FOR RECOMMENDING THE OFFER



Your board believes that CODA and Baan make an excellent fit together. An integrated CODA-Financials software product with the Baan ERP product will meet the needs of those customers requiring extensive corporate accounting capabilities and will significantly improve Baan's existing finance offering.

Under Baan's ownership, CODA will prosper more quickly and with more certainty, given the financial strength, critical mass and synergies with Baan.

UNDERTAKINGS TO ACCEPT THE OFFER

Your Directors have undertaken to accept the Offer in respect of their own holdings, in aggregate of 139,698 CODA Shares representing approximately 0.5 per cent. of CODA's existing issued share capital.

Baan has received further undertakings to accept the Offer from General Atlantic Partners in respect of its shareholding 5,253,570 CODA Shares, representing approximately 18.9 per cent. of the issued share capital of CODA and from founders of CODA and their associates in respect of a further 8,539,543 CODA Shares, representing approximately 30.7 per cent.

In aggregate, therefore, Baan has received irrevocable undertakings to accept the Offer, which will continue to be binding even in the event of a higher offer being made for CODA, in respect of not less than 13,932,811 CODA Shares, representing approximately 50.1 per cent. of CODA's issued share capital.

MANAGEMENT AND EMPLOYEES

Baan intends that the existing employment rights, including pension rights, of the management and employees of CODA will be fully safeguarded.

CODA SHARE OPTION SCHEMES

The Offer will extend to any shares in CODA issued or unconditionally allotted before the date on which the Offer closes (or by such earlier date as Baan may, subject to the Code, determine) including those issued or allotted as a result of the exercise of options granted under the CODA Share Option Schemes prior to the date on which the Offer closes.

To the extent that such options are not exercised and taking due account of applicable Dutch securities laws and regulations, and if the Offer becomes or is declared unconditional in all respects, Baan will make appropriate proposals to option holders under the CODA Share Option Schemes in due course.

ACTION TO BE TAKEN

Your attention is drawn to pages 12 to 15 of this document and to the Form of Acceptance, which sets out the procedure for acceptance of the Offer.

In order to accept the Offer, you should complete and return the enclosed Form of Acceptance in accordance with the instructions printed thereon, so as to be received as soon as possible, but in any event no later than 3.00pm on Friday, 3 April 1998. A reply-paid envelope is enclosed for your use.

RECOMMENDATION

Mr William Grabe, who is a member of the Supervisory Board of Baan and a managing member of General Atlantic Partners, a major CODA Shareholder and a shareholder of Baan, as well as a director of CODA, has not participated in the decision of the board of directors of CODA to recommend the Offer, nor in the decision of the Supervisory Board of Baan to approve the making of the Offer.

The directors of CODA (apart from Mr William Grabe), who have been so advised by Lazard Brothers, their financial advisers, consider the terms of the Offer to be fair and reasonable. In providing advice to the directors of CODA, Lazard Brothers has taken into account the directors' commercial assessments.

The CODA Independent Directors unanimously recommend shareholders to accept the Offer as they have irrevocably undertaken to do in respect of their entire beneficial holdings amounting to 139,698 CODA Shares, representing 0.5 per cent. of the issued share capital of CODA.

                                        Yours sincerely,
                                        Colin Gaskell
                                        Chairman

                                                                    Baan Company
                                                               Baan Company N.V.
                                                                Zonneoordiaan 17
                                                                    P.O. Box 250
                                                                     6710 BG Ede
                                                                 The Netherlands
                                                     Telephone +31 (0)318 696666
                                                           Fax +31 (0)318 651544

                                                      Baron von Baggellstreet 89
                                                                    P.O. Box 143
                                                               3770 AC Barnevelo
                                                                 The Netherlands
                                                     Telephone +31 (0)342 428888
                                                           Fax +31 (0)342 428822

                                                                   13 March 1998

To CODA Shareholders and, for information only, to participants in the CODA Share Option Schemes

Dear CODA Shareholder,

                           RECOMMENDED OFFER FOR CODA



On 23 February 1998, Baan and CODA announced the terms of a recommended share for share offer to be made on behalf of Baan for the whole of the issued share capital of CODA, valuing CODA at approximately Pound Sterling 52.9 million.

The letter from Goldman Sachs International, set out on pages 7 to 16 of this document, provides further details of our Offer.

We believe that the Offer is in the best interests of CODA Shareholders, employees and customers for the following reasons:

        o the Offer represents a premium of 15.5 per cent. to the CODA share price prior to the announcement of our Offer and a 27 per cent. premium to the average CODA share price (of 149 pence) over the 12 months prior to the announcement of the Offer;

        o the Offer gives CODA Shareholders the opportunity to continue to participate in the exciting opportunities resulting from the continuing evolution of the business management software industry and to share in the benefits which we believe can be achieved through the combination of CODA and Baan; and

        o the Offer gives CODA's management and employees the opportunity to continue to develop the CODA-Financials software product and to integrate CODA-Financials with the Baan ERP product, supported by the resources and critical mass of the Baan Group.

Baan is a leading provider of business management software, headquartered in the Netherlands and in the United States, with a market capitalisation of over Pound Sterling 5 billion.

We are delighted that the CODA Independent Directors have recommended our Offer. We urge you to accept our Offer as soon as possible so that we can welcome CODA's management and employees to the Baan Group and start working to deliver the benefits of the combination.

To accept our Offer, return your Form of Acceptance so as to be received no later than 3.00 p.m. on Friday, 3 April 1998. Details of how to accept the Offer are set out on pages 12 to 15 of this document and in the Form of Acceptance.

                                Yours sincerely,

                                   Tom Tinsley

                  President and Chief Operating Officer of Baan

                                              Handelsregister Arnhern 090 49 765
                                                           ABN-AMRO 48 43 68 109
                                                              ABN-AMRO Giro 2900
                                                     VAT no. NL 80.03.42.033.B04

Goldman Sachs International, Peterborough Court, 133 Fleet Street,
--------------------------------------------------------------------------------
London EC4A 2BB, England Tel: 0171-774 1000,
Telex: 94015777, Cable: GOLDSACHS LONDON


Regulated by The Securities and Futures Authority Limited


                                                                   13 March 1998

To CODA Shareholders and, for information only, to participants in the CODA Share Option Schemes

Dear CODA Shareholder,

                       RECOMMENDED OFFER ON BEHALF OF BAAN



1 INTRODUCTION

        On 23 February 1998, it was announced that the boards of Baan and CODA had reached agreement on the terms of a recommended share for share offer to be made by Goldman Sachs International, on behalf of Baan, to acquire the whole of the issued share capital of CODA. This letter contains the formal Offer. On the basis set out below the Offer values each CODA Share at approximately 190 pence, valuing the whole of the existing issued share capital of CODA at approximately Pound Sterling 52.9 million.

        Your attention is drawn to the letters from the Chairman of CODA and the President and Chief Operating Officer of Baan, set out on pages 3 to 6 of this document, which explain the background to, reasons for and benefits of the Offer.

        The CODA Directors have undertaken to accept the Offer in respect of their own holdings, in aggregate of 139,698 CODA Shares, representing approximately 0.5 per cent. of CODA's existing issued share capital.

        Baan has received further undertakings to accept the Offer from a major CODA Shareholder, General Atlantic Partners in respect of its shareholding of 5,253,570 CODA Shares, representing approximately 18.9 per cent. of the issued share capital of CODA and from founders of CODA and their associates in respect of a further 8,539,543 CODA Shares, representing approximately 30.7 per cent. of the issued share capital of CODA.

        In aggregate, therefore, Baan has received irrevocable undertakings to accept the Offer, which will continue to be binding even in the event of a higher offer being made for CODA's Shares, in respect of not less than 13,932,811 CODA Shares, representing approximately 50.1 per cent. of CODA's issued share capital. Baan does not currently own any CODA Shares.

2 THE OFFER

        On behalf of Baan, Goldman Sachs International hereby offers to acquire, on the terms and subject to the conditions set out below and in Appendix I and in the Form of Acceptance, all of the CODA Shares on the following basis:

        for each CODA Share                   0.0695 new Baan Shares


and so in proportion for any other number of CODA Shares held, except that fractions of Baan Shares will be rounded down to the nearest whole number of Baan Shares and any fractional entitlement ignored. The Offer will extend to any CODA Shares currently in issue or unconditionally allotted or issued prior to the date on which the Offer closes (or such earlier date as Baan may, subject to the Code, decide).

        The Offer of 0.0695 new Baan Shares for each CODA Share values each CODA Share at 190 pence and each Baan Share at NLG 92 (Pound Sterling 27.357 at the exchange rate of NLG 3.363 = Pound Sterling 1 prevailing on 20 February 1998), based on the per share closing price of Baan Shares on the Amsterdam Stock Exchange on 20 February 1998.

        On the basis set out above, the Offer represents a premium of 15.5 per cent. over the closing middle market price of a CODA Share of 164.5 pence on 20 February 1998 (being the latest dealing day prior to the announcement of the Offer), Acceptance in full of the Offer will result in the issue of approximately 1.9 million new Baan Shares, representing approximately 1.0 per cent. of the enlarged issued and outstanding share capital of Baan.

        The new Baan Shares to be issued pursuant to the Offer will be issued only in bearer form and will rank pari passu with the existing common shares of Baan, including the right to receive all dividends declared, made or paid after 23 February 1998. Application will be made to list the new Baan Shares to be issued pursuant to the Offer on the Amsterdam Stock Exchange. Baan Shares can be held either in bearer form or in registered form at the request of the shareholders but only Baan Shares in bearer form can be used to settle trades effected through the Amsterdam Stock Exchange. Baan's New York registry shares may be traded only on the Nasdaq National Market and only its bearer shares may be traded on the Amsterdam Stock Exchange. Baan will instruct its New York transfer agent to place "stop transfer" instructions, effective for a period of one year after the close of the Offer, on any New York registry shares that are requested to be issued to a former CODA Shareholder in exchange for bearer shares issued pursuant to the Offer. Further information about Baan Shares is set out in paragraph 12 of this letter and in paragraph 5 of Appendix IV.

        The CODA Shares will be acquired by Baan fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions (if any) declared, made or paid after 23 February 1998.

        The conditions and further terms of the Offer are set out in Appendix I to this document. The Offer is subject to the applicable requirements of the City Code.

        The attention of overseas shareholders is drawn to paragraph 11(e) of this letter, and to paragraph 6 of Part B and paragraph (iii) of Part C of Appendix I.

3 ACCOUNTING TREATMENT

        It is a condition of the Offer that Baan has not discovered that any event has occurred (whether before or after the date of the Offer) or other circumstances subsist at the date on which the Offer becomes or is declared unconditional in all respects that could or might result in the acquisition of CODA not being treated as a pooling of interests in accordance with generally accepted accounting principles in the United States. Under this accounting treatment, the accounts of Baan and the accounts of CODA will be combined after the Offer becomes or is declared unconditional in all respects.

        In order that the acquisition of CODA will be treated as a pooling of interests under the United States generally accepted accounting principles, the directors of CODA and certain shareholders of CODA have agreed to certain sale limitations on their CODA Shares and, when issued, the Baan Shares received pursuant to the Offer and related proposals to optionholders. These restrictions relate to approximately 41.6 per cent. of the Baan Shares which will be issued to CODA Shareholders (assuming full acceptance of the Offer).

        In addition, directors, certain officers and other affiliates of Baan will also be subject to the same sale limitations.

        The sale limitations remain in place until the financial results of the combined operations of Baan and CODA covering a period of at least 30 days are publicly released by Baan. These results are expected to form part of the financial results of Baan for the quarter ending 30 June 1998. Baan intends to release its results for such quarter in its customary timeframe for announcing quarterly earnings, typically late in the first month for the subsequent quarter, or July 1998.

4 FINANCIAL EFFECTS OF ACCEPTANCE

        The following table sets out, for illustrative purposes only, and on the bases and assumptions stated below, the financial effect on capital value and gross income for a holder of 100 CODA Shares accepting the Offer if the Offer becomes or is declared unconditional in all respects:





                                                                     POUND STERLING
                                                                     --------------
(a) Capital Value
Market Value of 6.95 new Baan Shares (i)                                   190.1
Market Value of 100 CODA Shares (ii)                                       164.5
Increase in capital value                                                   25.6
This represents an increase of                                              15.5%

                                                                     POUND STERLING
(b) Capital Gross Income
Gross income from 6.95 new Baan Shares (iii)                                  --
Gross income from 100 CODA Shares (iv)                                        --
Effect on gross income                                                 unchanged


Notes:

(i) The market value attributable to one Baan Share is Pound Sterling 27.357, based on the per share closing price of NLG 92 (Pound Sterling
        27.357 at the exchange rate of NLG 3.363= Pound Sterling 1 prevailing on 20 February 1998) per Baan Share on the Amsterdam Stock Exchange on 20 February 1998 (the last dealing day prior to the announcement of the Offer). The market value attributable to one Baan Share is Pound Sterling 26.408, based on the per share closing price of NLG 89.8 (Pound Sterling 26.408 at the exchange rate of NLG 3.400 = Pound Sterling 1 prevailing on 11 March 1998) per Baan Share on the Amsterdam Stock Exchange on 11 March 1998 (the latest practicable date prior to publication of this document). On that basis the Offer values each CODA Share at 184 pence.

(ii) The market value attributable to one CODA Share is 164.5 pence, based on the closing middle market price as derived from the Official List on 20 February 1998.

(iii) Baan did not pay a dividend to its shareholders in respect of the year ended 31 December 1996 and does not propose to pay a dividend in respect of the year ended 31 December 1997.

(iv) No dividend has been paid on CODA Shares since that in respect of the year ended 31 October 1994. CODA has stated that it does not intend to pay any dividend in respect of the year ended 31 October 1997.

(v) No account has been taken of any liability to taxation or for the treatment of fractional entitlements.

5 INFORMATION ON BAAN AND CURRENT TRADING

        Business description

        Baan is a leading provider of business management software. Baan delivers its comprehensive business management software to companies in various markets, including the transportation, process engineering, manufacturing, distribution and other project-based markets. Baan's customers use its software to control and automate business processes, ranging from accounting, order management and inventory procurement to manufacturing of finished-goods delivery. Baan has adopted a strategy of periodically reinventing its products, thereby enabling the consistent delivery of state-of-the-art solutions meeting the requirements of Baan's customers. More than 2,800 customer systems use Baan in around 4,800 sites worldwide.

        Founded in 1978, Baan is headquartered in The Netherlands and the United States. Baan's common shares are listed on the Amsterdam Stock Exchange and quoted on the Nasdaq National Market. Baan had a market capitalisation of NLG
17.8 billion ($8.6 billion at the exchange rate of NLG 2.056 = $1 prevailing on 20 February 1998) as of 20 February 1998, based on the per share closing price of NLG 92 per Baan Share on the Amsterdam Stock Exchange on that date.

        FINANCIAL INFORMATION

        For the year ended 31 December 1997, Baan recorded pro forma net income excluding restructuring and other charges of $85.4 million (1996: $36.6 million) based on revenues of $684 million (1996: $415 million).

        Since the preliminary statement of results on 29 January 1998, trading has been in line with budget.

        Further financial information on Baan is set out in Appendix I.

6 INFORMATION ON CODA AND CURRENT TRADING

        CODA is a supplier of international financial accounting software designed for open, client/server systems. CODA software serves a wide variety of industries including finance, communications and media, and manufacturing.

        CODA is based in the United Kingdom with headquarters in Harrogate, North Yorkshire. CODA operates internationally from a network of offices across Europe, the Americas and Asia Pacific. CODA has over 500 employees.

        For the year ended 31 October 1997, CODA recorded a pre-tax loss of Pound Sterling 1.8 million on turnover of Pound Sterling 41.2 million. At 31 October 1997, CODA's shareholders' funds amounted to Pound Sterling 3 million.

        Since the announcement of the preliminary results on 8 January 1998, trading has been in line with budget.

        Further financial information on CODA is set out in Appendix III.

7 BACKGROUND TO AND REASONS FOR THE OFFER

        Baan's management has for some time recognised the importance of developing a presence in the area of standalone financial software and enhancing the capabilities of Baan's current finance products for its ERP customers. The acquisition of CODA will provide Baan with access to a leading financial software product as well as CODA's considerable functional expertise to help enhance its current finance products. The CODA-Financials software product is an open, interactive financial and management information system, which provides users with tools to manage and control the financial information of a business using an integrated software application. CODA's strategy has focused on growing the customer base for its products and in building its presence in international markets, in particular the United States. Baan's intention with the acquisition of CODA is threefold: to improve significantly Baan's ability to compete in the standalone financials marketplace; to integrate the CODA-Financials software product with the Baan ERP product to meet the needs of those customers requiring extensive corporate accounting capabilities; and continually to enhance Baan's existing finance offering for Baan's ERP customers. CODA's product, management and employees will be central to Baan's implementation of this three element plan.

8 MANAGEMENT AND EMPLOYEES

        Baan intends that the existing employment rights, including pension rights, of the management and employees of CODA will be fully safeguarded.

9 CODA SHARE OPTION SCHEMES

        The Offer will extend to any shares in CODA issued or unconditionally allotted before the date on which the Offer closes (or by such earlier date as Baan may, subject to the Code, determine) including those issued or allotted as a result of the exercise of options granted under the CODA Share Option Schemes prior to the date on which the Offer closes.

        To the extent that such options are not exercised and taking due account of applicable Dutch securities laws and regulations, and if the Offer becomes or is declared unconditional in all respects, Baan will make appropriate proposals to optionholders under CODA Share Option Schemes in due course.

10 TAXATION

        United Kingdom Taxation

        The following paragraphs, which are intended as a general guide only and are based on current legislation and Inland Revenue practice (which may change), summarise the United Kingdom taxation implications for CODA Shareholders who are resident or ordinarily resident in the United Kingdom, are the beneficial owners of their CODA Shares for tax purposes and hold their CODA Shares as investments and not as trading stock. ANY CODA SHAREHOLDER OR HOLDER OF OPTIONS UNDER THE CODA SHARE OPTION SCHEMES WHO IS IN ANY DOUBT AS TO HIS OWN TAX POSITION, OR IS SUBJECT TO TAXATION IN A JURISDICTION OTHER THAN THE UNITED KINGDOM, IS STRONGLY RECOMMENDED TO SEEK HIS OWN PERSONAL FINANCIAL ADVICE.

        (a)     TAXATION OF CAPITAL GAINS



                Liability to United Kingdom taxation in respect of capital gains will depend on the individual circumstances of a CODA Shareholder.

                A CODA Shareholder who, alone or together with connected persons, holds not more than five per cent. of the total nominal value of all the CODA Shares will not be treated as disposing of his CODA Shares for the purposes of United Kingdom tax on capital gains where, as a result of his acceptance of the Offer, he exchanges those shares for new Baan Shares. Instead, the CODA Shares and the new Baan Shares will be treated as the same assets acquired at the time the CODA Shares were acquired. Other CODA Shareholders should note that an application for clearance has been made to the Board of the Inland Revenue under section 138 of the Taxation of Chargeable Gains Act 1992. If this clearance is given, any such shareholder should also be treated in the manner described above.

                A subsequent disposal of all or any of the new Baan Shares may, depending on individual circumstances, give rise to a liability to United Kingdom tax on capital gains. An individual shareholder who is resident or ordinarily resident but not domiciled in the United Kingdom and whose new Baan Shares are not situated in the United Kingdom will be liable to United Kingdom capital gains tax only to the extent that chargeable gains made on the disposal of such shares are remitted or deemed to be remitted to the United Kingdom.

        (b)     TAXATION OF DIVIDENDS

                Dividends received from Dutch companies are subject to a withholding tax of 25 per cent. Some or all of this withholding tax may be recoverable from the Dutch tax authorities pursuant to the provisions of the double taxation treaty between the United Kingdom and the Netherlands.

                A shareholder who is resident in the United Kingdom for tax purposes will generally be subject to United Kingdom income tax or corporation tax, as the case may be, on the gross amount of any dividends paid by Baan in respect of the new Baan Shares before deduction of any Dutch tax withheld. Dutch withholding tax withheld from the payment of a dividend (and not recoverable from the Dutch tax authorities) will generally be available as a credit against income tax or corporation tax payable by the shareholder in respect of the dividend. An individual shareholder who is resident, but not domiciled, in the United Kingdom, will be liable to United Kingdom income tax only to the extent that dividends paid by Baan are remitted or deemed to be remitted to the United Kingdom.

                A collecting agent in the United Kingdom who either (1) acts as a custodian of the new Baan Shares and receives dividends or directs that dividends be paid to another person or consents to such a payment; or (2) collects or secures payment of dividends on new Baan Shares for a Baan Shareholder (except by means of clearing a cheque or arranging for the clearing of a cheque) will generally be required to deduct from dividends an amount representing United Kingdom tax at the lower rate (currently 20 per cent) unless the person beneficially entitled to the dividends and the related new Baan Shares is not resident in the United Kingdom and has provided a valid declaration in the appropriate form to the collecting agent as specified by regulations. Tax may be deducted by such a Collecting Agent at a reduced rate to give credit for Dutch withholding tax.

        (c)     INHERITANCE TAX

                United Kingdom inheritance tax may be chargeable on the death of, or in certain circumstances on a gift of new Baan Shares by, the owner of the shares, where the owner is an individual who is domiciled or deemed to be domiciled in the United Kingdom or the shares are situated in the United Kingdom at the time of the death or gift. Shares in bearer form may be situated in the United Kingdom and thus be brought into the charge to United Kingdom inheritance tax.

        (d)     STAMP DUTY AND STAMP DUTY RESERVE TAX ("SDRT")



        (i)     Stamp duty on the issue of new Baan Shares

                No United Kingdom stamp duty or stamp duty reserve tax will be payable by CODA Shareholders on the issue of the new Baan Shares in exchange for CODA Shares.

        (ii)    Stamp duty on the transfer of new Baan Shares

                No United Kingdom stamp duty will be payable on a transfer of any new Baan Shares in bearer form which takes place by delivery. United Kingdom stamp duty will be payable on a transfer of any new Baan Shares in respect of which any instrument of transfer is executed in the United Kingdom. No United Kingdom stamp duty will be payable in connection with a transfer of shares in registered form executed and retained outside the United Kingdom.

        (iii)   Stamp duty reserve tax on the transfer of new Baan Shares

                No United Kingdom stamp duty reserve tax will be payable in respect of any agreement to transfer new Baan Shares unless they are registered in a register kept in the United Kingdom on behalf of Baan.

        DUTCH TAXATION

                The following paragraphs, which are intended as a general guide only and based on current Dutch tax law and the provisions of the current double taxation treaty between the United Kingdom and the Netherlands (the "Treaty"), summarise the Dutch tax implications of holding and disposing of new Baan Shares for shareholders who:

        (i)     are resident in the United Kingdom;

        (ii) are the beneficial owners of their new Baan Shares for tax purposes;

        (iii) own less than 10 per cent. of the class of share in respect of which any dividends are paid; and

        (iv) do not have a permanent establishment or perform independent personal services from a fixed base in the Netherlands with which their shareholding is connected.

                It is assumed that the new Baan Shareholder will qualify for the benefits of the Treaty and this will normally be the case.

                Any new Baan Shareholder who is in any doubt as to his own tax position, or is subject to taxation in a jurisdiction other than the United Kingdom, is strongly urged to seek his own personal financial advice.

        (a)     TAXATION OF DIVIDENDS

                A 25 per cent. Dutch withholding tax is deducted at source from dividends paid by a Dutch company. However, by virtue of Article 10 of the Treaty, this withholding tax is reduced to 15 per cent. for shareholders who do not beneficially own 25 per cent. or more of the voting power in the company. Forms for the repayment of Dutch tax withheld or the making of a direction that Dutch tax should be withheld at a reduced rate can be obtained from either the Dutch tax authorities or the United Kingdom tax authorities. Apart from the Dutch tax withheld at source, a resident of the United Kingdom has no further Dutch tax liability in respect of dividends paid by Baan.

        (b)     TAXATION OF CAPITAL GAINS

                Non-resident companies are not generally liable to Dutch corporate income tax on capital gains derived from the disposal of shares in a Dutch company. A non-resident individual would be liable to Dutch income tax on capital gains derived from a substantial holding (at least 5 per cent. of the shares) in a Dutch Company, but this is overridden by Article 13 of the Treaty which provides that no Dutch tax is to be levied on gains derived from the disposal of shares in a Dutch company by a resident of the United Kingdom. This Article does not apply to individuals resident in the United Kingdom who dispose of their shares and have been residents of the Netherlands at any time during the five years immediately preceding the disposal.

11 PROCEDURES FOR ACCEPTANCE OF THE OFFER

        This section should be read in conjunction with the instructions and notes on the Form of Acceptance.

(a)     HOW TO ACCEPT THE OFFER AND COMPLETE THE FORM OF ACCEPTANCE



        (i) To accept the Offer, the Form of Acceptance must be completed and returned, whether or not your CODA Shares are in CREST.

        (ii) You should note that if you hold CODA Shares in both certificated and uncertificated form you should complete separate Forms of Acceptance for each holding. In addition, you should complete separate Forms of Acceptance for CODA Shares held in uncertificated form, but under different member account IDs, and for CODA Shares held in certificated form but under different designations. Additional Forms of Acceptance are available from Northern Registrars, Northern House, Penistone Road, Fenay Bridge, Huddersfield, West Yorkshire HD8 0LA (telephone number 01484 606664). The completed Form of Acceptance together, if your CODA Shares are in certificated form (i.e. not in CREST), with your share certificate(s) for your CODA Shares and/or other document(s) of title should be returned by post or by hand to Northern Registrars, at the address set out above, in each case as soon as possible but in any event so as to be received no later than 3:00 p.m. on Friday, 3 April 1998. A reply paid envelope is enclosed for your convenience. No acknowledgement of receipt of documents will be given. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

        (iii) If your CODA Shares are in certificated form but your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, you should nevertheless complete, sign and lodge the Form of Acceptance as stated in sub-paragraph 11(a)(ii) above so as to be received by Northern Registrars not later than 3:00 pm. on Friday, 3 April 1998, together with any share certificate(s) and/or other document(s) of title which you may have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgment of the receipt of documents will be given. If you have lost your share certificates and/or other documents of title, you should write as soon as possible to Northern Registrars (at the address set out in sub-paragraph 11(a)(ii) above) for a letter of indemnity for the lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to Northern Registrars.

        (iv) To accept the Offer in respect of all your CODA Shares, you must complete Boxes 1 and 3 and, if your CODA Shares are in CREST, Box 4 of the enclosed Form of Acceptance. In all cases you must sign Box 2 of the Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed thereon.

        (v) To accept the Offer in respect of less than all your CODA Shares, you must insert in Box 1 on the Form of Acceptance such lesser number of CODA Shares in respect of which you wish to accept the Offer in accordance with the instructions printed thereon. You should then follow the procedure set out in sub-paragraph 11(a)(iv) above in respect of such lesser number of CODA Shares. If you do not insert a number in Box 1, your acceptance will be deemed to be in respect of all of the CODA Shares held by you.

        (vi) You must insert in Box 7 of the Form of Acceptance full details of the securities account in which you wish to be credited with your new Baan Shares. If you do not have any such securities account, leave Box 7 blank, in which case ABN AMRO Bank N.V. will open a securities account in your name in which to hold the new Baan Shares to which you may become entitled under the Offer.

(b) ADDITIONAL PROCEDURES FOR CODA SHARES IN UNCERTIFICATED FORM (THAT IS, IN CREST)

        If your CODA Shares are in uncertificated form, you should insert in Box 4 of the enclosed Form of Acceptance the participant ID and member account ID under which such shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the CODA Shares in respect of which you wish to accept the Offer to an escrow balance (that is, a TTE instruction) specifying Northern Registrars (in its capacity as a CREST participant under its participant ID referred to below) as the Escrow Agent, as soon as possible and IN ANY EVENT SO THAT THE TRANSFER TO ESCROW SETTLES NO LATER THAN 3:00 P.M. ON FRIDAY, 3 APRIL 1998.

        If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your CODA Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to CRESTCo in relation to your CODA Shares.

        You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

        (i) the number of CODA Shares to be transferred to an escrow balance;

        (ii) your member account ID. This must be the same member account ID as the member account ID that is inserted in Box 4 of the Form of Acceptance;

        (iii) your participant ID. This must be the same participant ID as the participant ID that is inserted in Box 4 of the Form of Acceptance;

        (iv) the participant ID of the Escrow Agent (namely, Northern Registrars, in its capacity as a CREST Receiving Agent). This is 1RA15;

        (v) the member account ID of the Escrow Agent. This is CODA;

        (vi) the Form of Acceptance reference number. This is the reference number that appears in box 4 of the Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable Northern Registrars to match the transfer to escrow to your Form of Acceptance. You should keep a separate record of this reference number for future reference;

        (vii) the intended settlement date. This should be as soon as possible and in any event no later than 3:00 p.m. on Friday, 3 April 1998;

        (viii) the Corporate Action Number. This is 1;

        (ix) the Corporate Action ISIN which is GB0002077716; and

        (x) input the standard TTE instruction with priority of 80.

        After settlement of the TTE instruction, you will not be able to access the CODA Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the Escrow Agent will transfer the CODA Shares concerned to itself in accordance with paragraph
(xi) of Part C of Appendix I of this document.

        You are recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible, to ensure that a

Form of Acceptance relates to only one transfer to escrow.

        If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number, is included on the TTE instruction, Baan may treat any amount of CODA Shares transferred to an escrow balance in favour of the Escrow Agent specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form(s) of Acceptance which relate(s) to the same participant ID and member account ID (up to the amount of CODA Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

        You should note that CRESTCo does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating to your CODA Shares to settle prior to 3:00 p.m. on Friday, 3 April 1998. In this regard, you are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

        Baan will make an appropriate announcement if any of the details contained in this paragraph 11(b) alter for any reason.

(c)     DEPOSITS OF CODA SHARES INTO, AND WITHDRAWALS OF CODA SHARES FROM, CREST

        Normal CREST procedures (including timings) apply in relation to any CODA Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of CODA Shares or otherwise). Holders of CODA Shares who are proposing to convert any such CODA Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the CODA Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) or other documents of title or transfers to an escrow balance as described above) prior to 3:00 p.m. on Friday, 3 April 1998.

(d)     VALIDITY OF ACCEPTANCES

        Baan reserves the right, subject to the provisions of the Code and without prejudice to Part B of Appendix I of this document, to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant TTE instruction or (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no allotment of new Baan Shares under the Offer will be made until after the relevant TTE instruction has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Baan have been received.

(e)     OVERSEAS SHAREHOLDERS

        The attention of CODA Shareholders who are citizens or residents of jurisdictions outside the United Kingdom and any person (including, without limitation, any nominee, custodian or trustee) who may have an obligation to forward this document outside the United Kingdom, is drawn to paragraph 6 of Part B and paragraph (iii) of Part C of Appendix I and to the relevant provisions of the Form of Acceptance. The new Baan Shares have not been and will not be registered under the United States Securities Act of 1933, as amended, or under any of the relevant securities laws of any state or other jurisdiction of the United States (and the relevant clearances have not been and will not be obtained from the securities commission of any province or territory of Canada, and no prospectus in relation to the new Baan Shares has been lodged with, or registered by the Australian Securities Commission or any securities authority in Japan). Accordingly, unless an exemption under such Act or other laws is available, the new Baan Shares may not be offered, sold or delivered, directly or indirectly, in or into the United States, Canada, Australia or Japan. Any acceptance of the Offer by acceptors who are unable to give the warranty set out in paragraph (iii) of Part C of Appendix I is liable to be disregarded.

                If you are in any doubt as to the procedure for acceptance, please contact Northern Registrars by telephone on 01484 606664 or at the address in sub- paragraph 11(a)(ii) above. You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

12 SETTLEMENT

        Subject to the Offer becoming or being declared unconditional in all respects (except as provided in paragraph 6 of Part B of Appendix I in the case of certain overseas CODA Shareholders) settlement of the consideration to which any CODA Shareholder is entitled under the Offer will be effected (i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date, or (ii) in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but while it remains open for acceptance, within 14 days of such receipt, in the following manner.

        New Baan Shares are being issued in bearer form. In respect of CODA Shares to which CODA Shareholders who do not validly insert full details in Box 7 of the Form of Acceptance may become entitled under the Offer, ABNoAMRO Bank N.V. will open a securities account at Baan's expense in the name of the first-registered holder of such CODA Shares (as the same is set out in Box 3 of the Form of Acceptance) and the Receiving Agent will, no later than the date indicated above, notify the accepting CODA Shareholder that such account has been opened (together with account details) and of the amount of new Baan Shares credited to it. In respect of CODA Shares to which CODA Shareholders validly completing Box 7 of the Form of Acceptance may become entitled under the Offer, the Receiving Agent will, no later than the date indicated above, notify the accepting CODA Shareholder that the securities account nominated by such CODA Shareholder has been credited with the new Baan Shares to be held on behalf of such accepting CODA Shareholder specifying the amount of such new Baan Shares.

        Further information about Baan Shares is set out in paragraph 5 of Appendix IV.

        If the Offer does not become or is not declared unconditional in all respects (i) completed Form(s) of Acceptance, the share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Panel), within 14 days of the Offer lapsing, to the person or agent whose name and address (outside the United States, Canada, Australia and Japan) is set out in Box 6 of the Form of Acceptance or, if none is set out, to the first named holder at his registered address (outside the United States, Canada, Australia and Japan) and (ii) Northern Registrars will, immediately after the lapsing of the Offer (or within such longer period, not exceeding 14 days after the Offer lapsing, as the Panel may approve), give TFE instructions to CRESTCo to transfer all CODA Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the CODA Shareholders concerned. All documents and remittances sent by, to, or from CODA Shareholders or their appointed agents will be sent at their own risk.

13 FURTHER INFORMATION

        Your attention is drawn to the further information contained in the Appendices which form part of this document and to the accompanying Form of Acceptance.

14 ACTION TO BE TAKEN

        YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED FORM OF ACCEPTANCE AS SOON AS POSSIBLE, BUT IN ANY EVENT SO AS TO ARRIVE BY NO LATER THAN 3:00 P.M. ON FRIDAY, 3 APRIL 1998.

                                Yours faithfully

                              for and on behalf of

                           Goldman Sachs International

                                 Richard A. Sapp

                                Managing Director



                                   APPENDIX I

                    CONDITIONS AND FURTHER TERMS OF THE OFFER

        The following conditions and further terms apply to the Offer. Reference to the "Offer" in this Appendix I and in the Form of Acceptance shall, where the context permits, include any revision or extension of the Offer pursuant to which the Offer is to be effected. References in this document and in the Form of Acceptance to the Offer becoming unconditional shall (unless the context otherwise expressly requires) include references to the Offer becoming or being declared unconditional. References in this Appendix I to the Offer being or becoming unconditional shall (unless the context otherwise expressly requires) be construed as references to the Offer being or becoming unconditional as to acceptances, whether or not any other condition of the Offer remains to be fulfilled.

                         PART A: CONDITIONS OF THE OFFER

        The Offer is subject to the following conditions:





(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3:00 p.m. on the first closing date of the Offer (or such later time(s) and/or date(s) as Baan may, subject to the rules of the Code, decide) in respect of not less than 90 percent (or such lower percentage as Baan may decide) in nominal value of the CODA Shares to which the Offer relates, provided that this condition shall not be satisfied unless Baan and its subsidiaries shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) shares in CODA carrying more than 50 per cent. of the voting rights exercisable at a general meeting of CODA. For the purposes of this condition:


        (i) shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon their being entered in the register of members of CODA; and

        (ii) the expression "CODA Shares to which the Offer relates" shall mean (i) CODA Shares issued or allotted on or before the date the Offer is made and (ii) CODA Shares issued or allotted after that date but before the time at which the Offer closes, or such earlier date as Baan may decide (not being earlier than the date on which the Offer becomes unconditional as to acceptances or, if later, the first closing date of the Offer) but excluding any CODA Shares which, on the date the Offer is made, are held or (otherwise than under such a contract as is described in Section 428(5) of the Companies Act 1985) contracted to be acquired by Baan and/or its associates (within the meaning of Section 430E of the Companies Act 1985);

(b) to the extent necessary, the Office of Fair Trading indicating, in terms satisfactory to Baan, that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of CODA by Baan, or any matters arising therefrom, to the Monopolies and Mergers Commission;

(c) Baan not having discovered that any event has occurred (whether before or after the date of the Offer) or other circumstances subsist at the date on which the Offer becomes or is declared unconditional in all respects that could or might result in the acquisition of CODA not being treated as a pooling of interests in accordance with generally accepted accounting principles in the United States;

(d) the Amsterdam Stock Exchange admitting the new Baan Shares to the Official Market and such admission becoming effective in accordance with the Listing Rules of the Amsterdam Stock Exchange;

(e) no bank, government or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, court, trade agency, professional association, environmental body or any other person or body whatsoever in any jurisdiction (each a "Third Party") having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or made, proposed or enacted any statute, regulation or order or having done anything which would or might:

        (i) make the Offer or its implementation, or the acquisition or the proposed acquisition by Baan or any of its subsidiaries or subsidiary undertakings or associated companies (including any joint venture, partnership, firm or company in which any member of the Baan Group is interested) or any company in which any such member has a substantial interest (the "wider Baan Group") of any shares in, or control of, CODA, void, illegal or unenforceable, or otherwise, directly or indirectly, restrain, prohibit, restrict or delay the same or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

        (ii) require, prevent or delay a divestiture by any member of the wider Baan Group of any shares in CODA;

        (iii) require, prevent or delay the divestiture or alter the terms envisaged for any proposed divestiture by any member of the wider Baan Group or by CODA or any of CODA's subsidiaries or subsidiary undertakings or associated companies (including any joint venture, partnership, firm or company in which any member of the CODA Group is interested) or any company in which any such member has a substantial interest (the "wider CODA Group") of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or own their respective assets or properties or any part thereof to an extent which is material in the context of the wider CODA Group taken as a whole or, in the case of a matter affecting the wider Baan Group, that group taken as a whole;

        (iv) impose any material limitation on the ability of any member of the wider Baan Group to acquire, or to hold or to exercise effectively, directly or indirectly, any rights of ownership of shares (or the equivalent) in CODA or in any member of the wider CODA Group or to exercise effectively rights of control over any business carried out by a member of the wider CODA Group;

        (v) require any member of the wider Baan Group or the wider CODA Group to offer to acquire any shares (or the equivalent) in any member of the wider CODA Group owned by any third party, such acquisition being material in the context of the Offer;

        (vi) impose any limitation on the ability of any member of the wider CODA Group to co-ordinate its business, or any part of it, with the businesses of any other members;

        (vii) result in any member of the wider CODA Group ceasing to be able to carry on business under any name under which it presently does so; or

        (viii) otherwise adversely affect any or all of the business, profits, financial or trading position or prospects of any member of the wider Baan Group or any member of the wider CODA Group to an extent which is material in the context of the wider Baan Group or the wider CODA Group, as the case may be, in each case taken as a whole;

(f) all necessary notifications and filings having been made in connection with the Offer and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction (including, if applicable, under the United States Hart-Scott-Rodino Anti Trust Improvements Act of 1976 and the regulations made thereunder) having expired, lapsed or having been terminated (as appropriate) and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Offer or the acquisition by any member of the wider Baan Group of any shares in, or control of, CODA and all authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals reasonably deemed necessary or appropriate by Baan or any member of the wider Baan Group for or in respect of the Offer or the proposed acquisition of any shares in, or control of, CODA by any member of the wider Baan Group or in relation to the affairs of any member of the wider CODA Group having been obtained in terms and in a form satisfactory to Baan from all appropriate Third Parties and all such authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals remaining in full force and effect and there being no intimation of an intention to revoke or not to renew the same at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(g) all applicable waiting periods and any other time periods during which any Third Party could, in respect of the Offer or the acquisition or proposed acquisition of any CODA Shares or control of CODA by any member of the Baan Group, institute, implement or threaten any action, proceedings, suit, investigation, enquiry or reference under the laws of any jurisdiction, having expired, lapsed or been terminated;

(h) there being no provision of any arrangement, agreement, licence or other instrument to which any member of the wider CODA Group is a party or by or to which any such member or any of its respective assets may be bound or be subject and which, in consequence of the proposed acquisition by any member of the wider Baan Group of some or all of the share capital of CODA or because of a change in the control or management of CODA or otherwise, could or might result in:

        (i) any monies borrowed by or any other indebtedness (actual or contingent) of any member of the wider CODA Group becoming or becoming capable of being declared repayable immediately or prior to their or its stated maturity or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

        (ii) the creation or enforcement of any mortgage, charge or other security interest wherever existing or having arisen over the whole or any part of the business, property or assets of any member of the wider CODA Group;

        (iii) any such arrangement, agreement, licence or instrument being terminated or materially and adversely modified or materially and adversely affected or any action being taken or any obligation or liability arising thereunder;

        (iv) (other than in the ordinary course of business) any assets or interests of any member of the wider CODA Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

        (v) any member of the wider CODA Group ceasing to be able to carry on business under any name under which it presently does so;

        (vi) the rights, liabilities, obligations or interests of any member of the wider CODA Group under any such arrangement, agreement, licence or instrument or in or with any firm or body or the business of any member of the wider CODA Group with any person (or any arrangement or arrangements relating to any such interest or business) being terminated, materially and adversely modified or materially and adversely affected; or

        (vii) the financial or trading position or prospects of any member of the wider CODA Group being prejudiced or adversely affected in a manner which would be material in the context of the wider CODA Group taken as a whole;

(i) no member of the wider CODA Group having, since 31 October 1997, being the date to which the last audited report and accounts of CODA were made up, and save as disclosed in such accounts or except as otherwise publicly announced by CODA prior to 22 February 1998:

        (i) issued or agreed to or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for issues to CODA or wholly-owned subsidiaries of CODA or any exercise of options under the CODA Share Option Schemes);

        (ii) recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution other than to another member of the CODA Group;

        (iii) save for intra CODA Group transactions, made or authorised or proposed or announced its intention to propose any change in its loan capital;

        (iv) save for intra CODA Group transactions, implemented, authorised, proposed or announced its intention to propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal of assets or shares in any undertaking, other than in the ordinary course of business and which is material in the context of the wider CODA Group taken as a whole or entered into or changed the terms of any contract with any director or senior executive;

        (v) issued, authorised or proposed, or announced an intention to authorise or propose the issue of any debentures or (save in the ordinary course of business and save for intra CODA Group transactions) incurred any indebtedness or contingent liability which is material in the context of the wider CODA Group taken as a whole;

        (vi) purchased, redeemed or repaid, or announced any proposal to purchase, redeem or repay, any of its own shares or reduced or made any other changes to any part of its share capital;

        (vii) save for intra CODA Group transactions, merged with any body corporate or acquired or disposed of, transferred, mortgaged or encumbered any assets or any right, title or interest in any asset (including shares and trade investments) which is material in the context of the wider CODA Group taken as a whole;

        (viii) entered into or varied or authorised any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous, or unusual nature or magnitude, or which involves or could involve an obligation of such a nature or magnitude and which is material in the context of the wider CODA Group taken as a whole;

        (ix) entered into or varied any contract, transaction or arrangement otherwise than in the ordinary course of business and which is material in the context of the wider CODA Group taken as a whole;

        (x) entered into any contract, transaction or arrangement which would be materially (in the context of the wider CODA Group taken as a whole or in the case of a contract, transaction or arrangement affecting the wider Baan Group, that group taken as a whole) restrictive on the business of any member of the wider Baan Group or the wider CODA Group;

        (xi) waived or compromised any claim which is material in the context of the wider CODA Group taken as a whole;

        (xii) being unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of any business;

        (xiii) taken any corporate action in respect of its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its material assets or revenues; or

        (xiv) entered into an agreement or arrangement or passed any resolution or made any proposal or announcement with respect to, or to effect, any of the transactions, matters or events referred to in this paragraph (i), and, for the purpose of paragraphs (ii), (iii), (iv) and (v) of this condition, the term "CODA Group" shall mean CODA and its wholly-owned subsidiaries;

(j) since 31 October 1997 and save as disclosed by CODA in its audited accounts to that date or except as otherwise publicly announced by CODA prior to 22 February 1998:

        (i) there having been no adverse change in the business, assets, financial or trading position or profits or prospects of any member of the wider CODA Group which is material in the context of the wider CODA Group taken as a whole;

        (ii) no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the wider CODA Group is or may become a party (whether as plaintiff or defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the wider CODA Group having been threatened, announced or instituted or remaining outstanding by, against or in respect of any member of the wider CODA Group which in any such case might adversely affect any member of the wider CODA Group to an extent which is material in the context of the wider CODA Group taken as a whole;

        (iii) no contingent or other liability having arisen or become apparent to Baan which might materially adversely affect any member of the wider CODA Group; and

        (iv) there having been no receiver, administrative receiver or other encumbrancer appointed over any assets of any member of the wider CODA Group or any analogous proceedings or steps having taken place under the laws of any jurisdiction and there having been no petition presented for the administration of any member of the wider CODA Group or any equivalent proceedings or steps taken under the laws of any other jurisdiction;

(k)     Baan not having discovered:

        (i) that the financial, business or other information disclosed at any time by or on behalf of any member of the wider CODA Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading in any case which is material in the context of the wider CODA Group taken as a whole;

        (ii) any information which affects the import of any information disclosed at any time by or on behalf of the wider CODA Group; or

        (iii) that any partnership, company or other entity in which any member of the wider CODA Group has a significant economic interest and which is not a subsidiary undertaking (as defined in the Companies Act 1985) of CODA is subject to any liability, contingent or otherwise, which is not disclosed in the Annual Report and Accounts of CODA for the financial year ended 31 October 1996 or in the interim statement of CODA for the six months ended 30 April 1997 or in the preliminary results of CODA publicly announced in respect of the year ended 31 October 1997 and which is material in the context of the wider CODA Group taken as a whole;

        (iv) that any past or present member of the wider CODA Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, which non-compliance or any other disposal, discharge, spillage, leak or emission which has occurred would be likely to give rise to any liability (whether actual or contingent) on the part of any member of the wider CODA Group and which is material in the context of the wider CODA Group taken as a whole; or

        (v) that there is, or is likely to be, any liability (whether actual or contingent) to make good, repair, reinstate or clean up property now or previously owned, occupied or made use of by any past or present member of the wider CODA Group under any environmental legislation, regulation, notice, circular or order of any relevant authority and which is material in the context of the wider CODA Group taken as whole.

        Baan reserves the right to waive, in whole or in part, all or any of the above conditions apart from conditions (a), (d) and (f).

        The Offer will lapse unless all of the conditions have been fulfilled or (if capable of waiver) waived by midnight on whichever is the later of (i) the first closing date and (ii) 21 days after the date on which condition (a) is fulfilled (or such later date as Baan may with the consent of the Panel decide). Baan shall not be obliged to treat any condition as satisfied until the latest date for the fulfilment of all conditions referred to in the previous sentence.

                       PART B: FURTHER TERMS OF THE OFFER

        The following further terms apply, unless the context otherwise requires. Any reference in Parts B and C of this Appendix and in the Form of Acceptance to:

        (i) "Offer" shall include any revision, variation or renewal thereof or extension thereto;

        (ii) "Offer becoming "unconditional" shall be construed as a reference to the Offer being declared or becoming unconditional as to acceptances whether or not any other condition thereof remains to be fulfilled;

        (iii) "acceptance condition" means the condition as to acceptances set out in paragraph (a) of Part A of this Appendix I and references to the Offer becoming unconditional as to acceptances shall be construed accordingly; and

        (iv) "Offer Document" means this document and any other document containing, or containing details of, the Offer.

1 ACCEPTANCE PERIOD

        (i) The Offer will initially be open for acceptance until 3:00 p.m. on 3 April 1998. Although no revision is envisaged, if the Offer is revised, it will remain open for acceptance for a period of at least 14 days (or such lesser period as may be permitted by the Panel) following the date on which written notification of the revision is posted to CODA Shareholders. Except with the consent of the Panel, no revision of the Offer may be posted to CODA Shareholders after 28 April 1998 or, if later, the date falling 14 days before the last date on which the Offer can become unconditional.

        (ii) The Offer, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming unconditional after midnight on 12 May 1998 (or any earlier time and/or date beyond which Baan has stated that the Offer will not be extended and has not withdrawn that statement), nor of being kept open for acceptance after that time and/or date unless the Offer has previously become unconditional, provided that Baan reserves the right, with the permission of the Panel, to extend the Offer to any later time(s) and/or date(s). For the purpose of determining whether the acceptance condition has been satisfied, except with the consent of the Panel, Baan may not take into account acceptances received or purchases of shares made in respect of which all relevant documents are received by the Receiving Agent after 1:00 p.m. on 12 May 1998 (or any earlier time and/or date beyond which Baan has stated that the Offer will not be extended and has not withdrawn that statement) or, if the Offer is so extended, such later time(s) and/or date(s) as Baan with the permission of the Panel, may agree. If the latest time at which the Offer may become unconditional is extended beyond midnight on 12 May 1998, acceptances received and purchases made in respect of which the relevant documents are received by the Receiving Agent after 1:00 p.m. on the relevant date may (except where the Code otherwise permits) only be taken into account with the agreement of the Panel.

        (iii) If the Offer becomes or is declared unconditional, the Offer will remain open for acceptance for not less than 14 days from the date on which the Offer would otherwise have expired or until 10 April 1998, whichever is the later. If the Offer has become unconditional and it is stated that the Offer will remain open until further notice, then not less than 14 days' notice in writing will be given, prior to the closing of the Offer.

        (iv) If a competitive situation arises (as determined by the Panel) after Baan has made a "no extension" and/or "no increase" statement in relation to the Offer, Baan may, if it has specifically reserved the right to do so at the time such statement was made (or otherwise with the consent of the Panel), withdraw such statement provided that it complies with the requirements of the Code and in particular that:

                (a) notice of such withdrawal is given as soon as possible (and in any event within four business days after the date of the announcement of the competing offer, or other competitive situation) and CODA Shareholders are informed in writing (or, in the case of CODA Shareholders with registered addresses outside the United Kingdom or whom Baan knows to be nominees holding CODA Shares for such persons, by announcement in the United Kingdom) at the earliest practicable opportunity; and

                (b) any CODA Shareholders who accepted the Offer after the date of such statement are given a right of withdrawal as described in paragraph 3(iii) below.

                Baan may choose not to be bound by the terms of a "no extension" or "no increase" statement if, having reserved the right to do so at the time the statement is made, it posts an increased or improved Offer which is recommended for acceptance by the board of directors of CODA or in any other circumstances permitted by the Panel.

        (v) For the purpose of determining at any particular time whether the acceptance condition has been satisfied, Baan shall be entitled only (unless otherwise required by the Panel) to take into account any CODA Shares which have been unconditionally allotted or issued before such determination takes place, unless the Receiving Agent on behalf of Baan has received written notice of the relevant details of such allotment or issue (including the price thereof) before that time. Telex or facsimile transmission will not be sufficient for this purpose.

2 ANNOUNCEMENTS

        (i) Without prejudice to paragraph 3(i) below, by 8:30 a.m. on the business day (the "relevant day") next following the day on which the Offer is due to expire or becomes or is declared unconditional or is revised or extended (as the case may be) or such later time and/or date as the Panel may agree, Baan will make an appropriate announcement and simultaneously inform the London Stock Exchange, the Amsterdam Stock Exchange and the Dutch Merger Committee, of the position. Such announcement will (unless otherwise permitted by the Panel) also state (as nearly as practicable) the total number of CODA Shares and rights over CODA Shares:

                (a) for which acceptances of the Offer have been received (showing the extent to which such acceptances have been received from persons acting or deemed to be acting in concert with Baan);

                (b) held by or on behalf of Baan or any person acting or deemed to be acting in concert with Baan prior to the Offer Period;

                (c) acquired or agreed to be acquired by or on behalf of Baan or any person acting or deemed to be acting in concert with Baan during the Offer Period;

                (d) for which acceptances have been received from any person acting or deemed to be acting in concert with Baan;

                        and the announcement will specify the percentage of the share capital of CODA represented by each of these figures.

        (ii) Any decision to extend the time and/or date by which the acceptance condition has to be satisfied may be made by Baan at any time up to, and will be announced not later than, 8:30 a.m. on the relevant day (or such later time(s) and/or date(s) as the Panel may agree) and the announcement will also state the next expiry date (unless the Offer is unconditional in all respects in which case a statement may be made that the Offer will remain open until further notice). In computing the number of CODA Shares represented by acceptances and/or purchases there may, at the discretion of the Baan, be included or excluded for announcement purposes, subject to paragraph 5 below, acceptances and purchases which are not in all respects or not accompanied by the relevant share certificate(s) and/or other document(s) of title or not accompanied by the relevant TTE instruction or which are subject to verification.

        (iii) In this Appendix I, references to the making of an announcement or the giving of notice by or on behalf of Baan include the release of an announcement by public relations consultants or by Goldman Sachs International to the press, and the delivery or telephone, telex or facsimile or other electronic transmission of an announcement to the London Stock Exchange. An announcement made otherwise than to the London Stock Exchange, the Amsterdam Stock Exchange or the Dutch Merger Committee, shall be notified simultaneously to the London Stock Exchange, the Amsterdam Stock Exchange and the Dutch Merger Committee.

3 RIGHTS OF WITHDRAWAL

        (i) If Baan, having announced the Offer to be unconditional, fails to comply by 3:30 p.m. on the relevant day (or such later time(s) and/or date(s) as the Panel may agree) with any of the other requirements specified in paragraph 2(i) above, an accepting CODA Shareholder may (unless the Panel otherwise agrees) immediately thereafter withdraw his acceptance by written notice (signed by such shareholder or his agent duly appointed in writing and evidence of whose appointment in a form satisfactory to Baan is produced with the notice) given by post or by hand to the Receiving Agent, Northern Registrars, Northern House, Penistone Road, Fenay Bridge, Huddersfield, West Yorkshire HD8 0LA on behalf of Baan. Subject to paragraph 1(ii) above, this right of withdrawal may be terminated not less than eight days after the relevant day by Baan confirming, if such is the case, that the Offer is still unconditional and complying with the other requirements specified in paragraph 2(i) above. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(iii) above will run from the date of such confirmation and compliance.

        (ii) If by 3:00 p.m. on 3 April 1998 (or such later time(s) and/or date(s) as the Panel may agree) the Offer has not become unconditional, an accepting CODA Shareholder may withdraw his acceptance at any time thereafter at the address and in the manner referred to in paragraph 3(i) above at any time before the earlier of (i) the time that the Offer becomes unconditional and (ii) the final time for lodgement of acceptances which can be taken into account in accordance with paragraph 1(ii) above.

        (iii) If a "no extension" and/or "no increase" statement has been withdrawn in accordance with paragraph 1(iv) above, any CODA Shareholder who accepts the Offer after the date of such statement may withdraw his acceptance thereafter in the manner referred to in paragraph 3(i) above for a period of eight days following the date on which notice of such withdrawal is posted to the relevant CODA Shareholder(s).

        (iv) Except as provided by this paragraph 3, or paragraph 4 below acceptances shall be irrevocable.

        (v) In this paragraph 3, "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting CODA Shareholder(s) (or his/their agent(s) duly authorised in writing and evidence of which appointment in a form satisfactory to Baan is produced with the notice). Telex or facsimile or other electronic transmission or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to Baan or its agents to have been sent from, the United States, Canada, Australia or Japan will be treated as valid.

4 REVISIONS OF THE OFFER

        (i) Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or form of the consideration offered or otherwise and whether or not the basic terms of the Offer (in their original or any previously revised form(s)) are revised), and such revised Offer represents on the date on which such revision is announced (on such basis as Goldman Sachs International may consider appropriate) an improvement or no diminution in the value of the consideration of the Offer as so revised compared with the value of the consideration or terms previously offered, the benefit of the revised Offer will, subject as provided in this paragraph 4 and 6 below, be made available to any CODA Shareholder who has accepted the Offer (in its original or any previously revised form(s) (a "Previous Acceptor"). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) shall, subject as provided in paragraphs 4(iv), 4(v) and 6 below, be deemed to be an acceptance of the Offer as so revised and shall also constitute the separate appointment of any and all of Baan and each of its managing directors and Goldman Sachs International and each of its directors as his attorney and/or agent with authority to accept any such revised Offer on behalf of such Previous Acceptor and, although no such revision is envisaged, if any revised Offer provides for CODA Shareholders who accept it to elect (or accept) alternative forms of consideration, to make on his behalf elections for and/or accept such alternative forms of consideration on his behalf as such attorney in his absolute discretion thinks fit and to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) as may be required to give full effect to such acceptance and/or election. In making any such election, such attorney or agent shall take into account such facts or matters as he may reasonably consider relevant provided always that such attorney or agent shall be entitled to determine that Previous Acceptors who have elected under the Offer (in any previously revised form) for a form or forms of consideration which are not available under the Offer as so revised shall receive consideration in such form or forms as are available thereunder as represents on the date of such revision an improvement or no diminution in the value of the Offer (in its previously revised form) as accepted by such Previous Acceptor.

        (ii) The powers of attorney and authorities conferred by this paragraph 4 and any acceptance of a revised Offer and/or any election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 above and duly and validly does so.

        (iii) Baan and its agents reserve the right (subject to paragraph 3(i) above) to treat an executed Form of Acceptance relating to the Offer (in its original or any previously revised form(s)) which is received after the announcement or the making of the Offer in any revised form as a valid acceptance of the revised Offer and where applicable, a valid election for or the acceptance of any of the alternative form or forms of consideration (if any) and such acceptance shall constitute an authority and request in the terms of this paragraph 4 mutatis mutandis on behalf of the relevant CODA Shareholder.

        (iv) The deemed acceptances referred to in paragraphs 4(i) and 4(ii) above shall not apply and the authorities conferred by such paragraphs shall not be exercised by any attorney or agent referred to in that paragraph if, as a result thereof, the Previous Acceptor would (on such basis as such attorney or agent may consider appropriate) thereby receive and/or retain (as appropriate) under the Offer as revised or otherwise less in aggregate in consideration than he would have received in aggregate in consideration as a result of his acceptance of the Offer in the form in which it was originally accepted by him.

        (v) The deemed acceptances referred to in paragraph 4(i) and 4(ii) above shall not apply and the authorities conferred by those paragraphs shall be ineffective to the extent that a Previous Acceptor shall lodge with the Receiving Agent, within 14 days of the posting of the document pursuant to which the revision of the Offer referred to in paragraphs 4(i) and 4(ii) is made available to CODA Shareholders (or such later date as Baan may determine), a Form of Acceptance (or other form validly issued by or on behalf of Baan) in which he validly elects to receive the consideration receivable by him under such revised Offer in some other manner.

5 GENERAL

        (i) Except with the consent of the Panel, the Offer will lapse unless all the conditions to the Offer have been fulfilled by or (if capable of waiver) waived by or, where appropriate, have been determined by Baan to be or remain satisfied as at midnight on 24 April 1998 or by midnight on the date which is 21 days after the date on which the Offer becomes unconditional, whichever is the later, or such later dates as Baan may, with the consent of the Panel, determine. If the Offer lapses, the Offer will cease to be capable of further acceptance and CODA Shareholders and Baan and Goldman Sachs International will cease to be bound by prior acceptances.

        (ii) The expression "Offer Period" when used in this document means, in relation to the Offer, the period commencing on 23 February 1998 (the date of the announcement of the Offer) and ending on whichever of the following times shall be the latest: (i) 3:00 pm on 3 April 1998; (ii) the time at which the Offer lapses; and
                (iii) the time at which the Offer becomes unconditional.

        (iii) Except with the consent of the Panel, and subject to paragraph 6 below settlement of the consideration to which any CODA Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Baan or Goldman Sachs International may otherwise be, or claim to be, entitled as against such CODA Shareholder and will be posted or settled promptly but not later than 14 days after the date on which the Offer becomes unconditional in all respects or 14 days after receipt of a valid and complete acceptance, whichever is the later. Such consideration will not be sent to an address in the United States, Japan, Canada or Australia, subject to certain exceptions.

        (iv) The Offer is made on 13 March 1998 and is capable of acceptance thereafter. Copies of this document, the Form of Acceptance and any related documents are available from the Receiving Agent at the address set out in paragraph 3(i) above from that time. The Offer is being made by means of this document and by means of an advertisement to be inserted in The Financial Times (UK Edition) on 14 March 1998.

        (v) The instructions, terms, provisions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance unless the context otherwise requires. The provisions of this Appendix I shall be deemed to be incorporated in the Form of Acceptance.

        (vi) The Offer, the Form of Acceptance, all acceptances thereof or pursuant thereto and contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the provisions of Appendix I shall be governed by and construed in accordance with English law. Execution by or on behalf of a CODA Shareholder of a Form of Acceptance will constitute his submission, in relation to all matters arising out of or in connection with the Offer and the Form of Acceptance, to the jurisdiction of the courts of England and his agreement that nothing shall limit the right of Baan or Goldman Sachs International to bring any action, suit or proceeding arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

        (vii) Any reference in this document or the Form of Acceptance to 3 April 1998 shall, except in paragraphs 1(i) and 5(ii) above and where the context otherwise requires, be deemed, if the expiry date of the Offer is extended, to refer to the expiry date of the Offer as so extended.

        (viii) Any omission or failure to despatch this document or the Form of Acceptance or any other document relating to the Offer and/or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is or should be made shall not invalidate the Offer in any way. Subject to the provisions of paragraph 6 below, the Offer will extend to any such person and to any persons to whom this document, the Form of Acceptance or any related documents may not be despatched, and such persons may collect copies of those documents from the Receiving Agent at the address specified in paragraph 3(i) above.

        (ix) Subject to paragraph 6 below, if the Offer does not become unconditional in all respects: (i) the Form of Acceptance and any share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing, at the risk of the CODA Shareholder concerned, to the person or agent whose name and address outside the United States, Canada, Australia and Japan is set out in Box 6 of the Form of Acceptance or, if none is set out, to the first-named holder at his registered address outside the United States, Canada, Australia and Japan set out in Box 3 of the Form of Acceptance or, if no address is set out, to the first-named holder at his/her registered address outside the United States, Canada, Australia and Japan; and (ii) the Receiving Agent will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), give instructions to CRESTCo to transfer all CODA Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the CODA Shareholders concerned.

        (x) All powers of attorney and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the CODA Shareholder concerned and are irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 except in the circumstances where the donor of such power of attorney is entitled to withdraw his acceptance in accordance with paragraph 3 above and duly does so.

        (xi) No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, share certificate(s) and/or other document(s) of title will be given by or on behalf of Baan. All communications, notices, certificates, documents of title and remittances to be delivered by, or sent to or from, CODA Shareholders (or their designated agents) will be delivered or sent at their own risk.

        (xii) Without prejudice to paragraph 6 below, Baan and Goldman Sachs International reserve the right to treat acceptances of the Offer as valid if not entirely in order or not accompanied by the relevant share certificate(s) and/or other relevant document(s) of title or if received by the Receiving Agent or otherwise by or on behalf of Baan at any place or places determined by either of them otherwise than as set out herein or in the Form of Acceptance.

        (xiii) Due completion of the Form of Acceptance will constitute an instruction to Baan, if the Offer becomes unconditional in all respects, that all mandates and other instructions or notices recorded in the records of CODA immediately before the Offer becomes so unconditional relating to holdings of CODA Shares will, unless and until revoked, continue in force in relation to new Baan shares allotted to the relevant CODA Shareholders pursuant to the Offer.

        (xiv) Baan and Goldman Sachs International reserve the right to notify any matter, including the making of the Offer, to all or any CODA Shareholders with a registered address outside the United Kingdom or whom Baan or Goldman Sachs International knows to be a custodian, trustee or nominee holding CODA Shares for such persons by announcement or paid advertisement in a newspaper published and circulated in the United Kingdom or in any part thereof. In that event, such notice shall be deemed sufficiently given notwithstanding any failure by any CODA Shareholder to receive or see such notice. All references in this document to notice in writing by or on behalf of Baan shall be construed accordingly. No such document shall be sent to an address in the United States, Canada, Australia or Japan.

        (xv) If sufficient acceptances are received and/or sufficient CODA Shares are otherwise acquired, Baan intends to apply the provisions of sections 428-430F of the Companies Act 1985 to acquire compulsorily any outstanding CODA Shares to which the Offer relates and to apply for cancellation of CODA's listing on the London Stock Exchange.

        (xvi) All references in this Appendix to any statute or statutory provisions shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

        (xvii) If Baan is required by the Panel to make an offer for CODA Shares under the provisions of Rule 9 of the Code, Baan may make such alterations to any of the terms and conditions of the Offer as are necessary to comply with the provisions of that Rule.

        (xviii) In relation to any acceptance of the Offer in respect of a holding of CODA Shares which are in CREST, Baan reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided such alteration, addition or modification is consistent with the requirements of the Code or is otherwise made with the consent of the Panel.

        (xix) Subject to paragraphs 5(xx) and 5(xxi), notwithstanding that no share certificate(s) and/or other documents of title is/are delivered in respect of it, a duly completed Form of Acceptance otherwise satisfying the requirements of Note 4 to Rule 10 of the Code may (if otherwise in, or deemed to be in, order) be treated by Baan and by Goldman Sachs International as an acceptance valid and complete in all respects on the date of its actual receipt provided that, on its presentation to CODA's registrars it is unconditionally accepted for registration.

        (xx) Notwithstanding the right reserved by Baan to treat Forms of Acceptance as valid even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title or not accompanied by the relevant TTE instruction, except as otherwise agreed with the Panel, an acceptance of the Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it.

        (xxi) Except with the consent of the Panel, a purchase of CODA Shares by Baan, its wholly-owned subsidiaries or its nominees (or, if Baan is required by the Panel to make an offer for CODA Shares under the provisions of Rule 9 of the Code, by a person acting in concert with Baan (or its nominee)) shall be counted towards fulfilling the acceptance condition only if the requirements of
                Note 5 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it.

        (xxii) Except with the consent of the Panel, the Offer shall not become or be declared unconditional unless the Receiving Agents shall have issued a certificate to Baan or Goldman Sachs International which states the number of acceptances which have been received which comply with paragraph 5(xx) above and the number of CODA Shares otherwise acquired which comply with paragraph 5(xxi) above. Copies of such certificate will be sent to the Panel and to CODA's financial adviser as soon as possible after it is issued.

        (xxiii) To the extent that any CODA Shares are held by a person (other than a person who falls within paragraph 6 of this Appendix I) whose receipt of new Baan Shares pursuant to an acceptance of the Offer would be in contravention of applicable law, such person may request Baan to allot any new Baan Shares to which it would otherwise become entitled to some other person. Baan shall be under no obligation to comply with such a request.

6 OVERSEAS SHAREHOLDERS

        (i) The making or acceptance of the Offer in, or to or by persons who are or are the nominees, trustees or custodians of persons who are resident in or nationals or citizens of, jurisdictions outside the United Kingdom ("overseas shareholders") and the availability of new Baan Shares may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder wishing to accept the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction. Any such overseas shareholder will be responsible for payment of any issue, transfer or other taxes or other requisite payments due in such jurisdiction by whomsoever payable and Baan or Goldman Sachs International and any person acting on their behalf shall be entitled to be fully indemnified and held harmless by such overseas shareholder for any such issue, transfer or other taxes or other requisite payments as Baan or Goldman Sachs International and any person acting on their behalf may be required to pay.

                In particular, the Offer is not being made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or any facility of a national securities exchange of, and may not be accepted in or from the United States, Canada, Australia or Japan except pursuant to certain exemptions from the applicable requirements of such jurisdictions. This includes, but is not limited to, facsimile transmission, telex and telephone. Accordingly, copies of this document, the Form of Acceptance and any related offering documents are not being, and must not be, mailed or otherwise distributed or sent in, into or from the United States, Canada, Australia or Japan including to CODA Shareholders or participants in the CODA Share Option Schemes with registered addresses in the United States, Canada, Australia or Japan or to custodians, trustees or nominees holding CODA Shares for such persons unless certain exemptions from the requirements of the relevant jurisdictions are applicable. Persons receiving such documents (including, without limitation, custodians, trustees and nominees) must not distribute, send or mail them in, into or from the United States, Canada, Australia or Japan, use the United States, Canadian, Australian or Japanese mails or any such means or instrumentality for any purpose, directly or indirectly, in connection with the Offer, and so doing will invalidate any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the United States, Canadian, Australian or Japanese mails or any such means or instrumentality for any purpose directly or indirectly related to acceptance of the Offer. Envelopes containing Forms of Acceptance should not be postmarked in the United States, Canada, Australia or Japan or otherwise despatched from the United States, Canada, Australia or Japan, and all acceptors must provide addresses outside the United States, Canada, Australia or Japan for the receipt of new Baan Shares, or for the return of Forms of Acceptance, CODA Share certificates and/or other documents of title unless Baan is satisfied that certain exceptions from the requirements of the relevant jurisdictions are applicable.

                Unless Baan is satisfied that certain exceptions from the requirements of the relevant jurisdictions are applicable, a CODA Shareholder will be deemed not to have validly accepted the Offer if: (i) he puts "NO" in Box 5 of the Form of Acceptance and thereby does not give the representation and warranty set out in paragraph (iii) of Part C of this Appendix I to the effect that the Offer was not made to him (or persons for whom he is acting on a non-discretionary basis) in or into the United States, Canada, Australia or Japan, is being accepted outside the United States, Canada, Australia or Japan and is not being accepted for the account or benefit, on a non-discretionary basis, of a person in the United States, Canada, Australia or Japan or with a view to the offer, sale or delivery, directly or indirectly, of the new Baan Shares to any person in any of such jurisdictions; (ii) having had inserted in or having completed Box 3 of the Form of Acceptance with a registered address in the United States, Canada, Australia or Japan, he does not insert in Box 6 of the Form of Acceptance the name and address of a person or agent outside the United States, Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent; (iii) he inserts in Box 6 of the Form of Acceptance the name and address of a person or agent in the United States, Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent; or (iv) in any case, the Form of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to Baan or its agents to have been sent from, the United States, Canada, Australia or Japan. Baan reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representation and warranty set out in paragraph (iii) of Part C of this Appendix I could have been truthfully given by the relevant CODA Shareholder and, if such investigation is made and, as a result, Baan cannot satisfy itself that such representation and warranty was true and correct, such acceptance shall not be valid.

                If, in connection with the making of the Offer, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees) whether pursuant to a contractual or legal obligation or otherwise, forwards, sends or otherwise distributes this document the Form of Acceptance or any related offering documents in, into or from the United States, Canada, Australia or Japan or uses the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan in connection with such forwarding, such person should:
                (i) inform the recipient of such fact; (ii) explain to the recipient that such action will invalidate any purported acceptance by the recipient; and (iii) draw the attention of the recipient to this paragraph 6(i).

        (ii) The new Baan Shares to be issued pursuant to the Offer are bearer shares tradeable on the Amsterdam Stock

                Exchange and have not been, and will not be, registered under the United States Securities Act of 1933, as amended, or under any of the relevant securities laws of any state or other jurisdiction of the United States, and the relevant clearances have not been and will not be obtained from the Securities Commission of any province or territory of Canada, and no prospectus in relation to the new Baan Shares has been lodged with, or registered by, the Australian Securities Commission or any securities authority in Japan. Accordingly, such securities may not be offered, sold or delivered, directly or indirectly, in or into the United States, Canada, Australia or Japan except pursuant to certain exemptions from the applicable requirements of such jurisdictions.

                As used in this document and in the Form of Acceptance: (i) "Canada" means Canada, its possessions and territories and all areas subject to its jurisdiction or any political subdivision thereof; (ii) "Australia" means Australia, its possessions and territories and all areas subject to its jurisdictions or any political subdivision thereof; and (iii) "Japan" means Japan, its possessions and territories and all areas subject to its jurisdictions or any political subdivision thereof.

        (iii) These provisions and any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific CODA Shareholders or on a general basis by Baan in its sole discretion. In particular, without limitation, Baan reserves the right to (i) permit the Offer to be accepted by, and allot new Baan Shares to, an overseas shareholder (otherwise unable to accept the Offer in accordance with the above) in circumstances in which Baan is satisfied that acceptance by such shareholder and the allotment of new Baan Shares to such shareholder will not constitute a breach of any securities or other relevant legislation or impose obligations on Baan not contemplated by the Offer (and, in any such case, Baan may impose additional requirements and restrictions on such acceptances and the shares allotted) or (ii) arrange for the new Baan Shares to which such overseas shareholder may otherwise be entitled pursuant to the Offer or Part XIIIA of the Companies Act 1985 to be credited to a separate securities account with ABN.AMRO Bank N.V. in The Netherlands, which account Baan shall cause to be opened, at Baan's expense, in the first-registered name of such overseas shareholder and which new Baan Shares shall be made available to the overseas shareholder upon satisfaction of such conditions (including tender of the certificates representing the CODA Shares to which such new Baan Shares relate) as Baan shall determine. Baan will have no obligations whatsoever in relation to the timing of such sales or allotments or the price obtained and such sales or allotments may be made individually or together with other shares to which such provisions apply. In the circumstances of sub-paragraph
                (ii) any signed Form of Acceptance received pursuant to the Offer shall constitute the irrevocable appointment of all or any of Baan and its managing directors and Goldman Sachs International and its directors as the relevant CODA Shareholder's agent to effect such sale as his agent with full power (including powers of delegation) to do all such things as may be necessary for or ancillary to such purpose. Subject thereto the provisions of this paragraph 6 supersede any terms of the Offer inconsistent therewith. References in this paragraph 6 to a CODA Shareholder include references to the person or persons executing a Form of Acceptance and any person or persons on whose behalf such person or persons executing the Form of Acceptance is/are acting and, in the event of more than one person executing the Form of Acceptance, the provisions of this paragraph 6 shall apply to them jointly and severally.

                           PART C: FORM OF ACCEPTANCE

        Each CODA Shareholder by whom, or on whose behalf, the Form of Acceptance is executed and lodged with the Receiving Agent irrevocably undertakes, represents, warrants and agrees to and with Baan, Goldman Sachs International ABN, AMRO Bank N.V. and the Receiving Agent and to their respective agents (so as to bind him, his heirs, successors and assigns) to the following effect:

        (i) that the execution of the Form of Acceptance shall constitute an acceptance of the Offer in respect of the number of CODA Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance and an undertaking to execute any further documents or give any further assurance which may be required in connection with the foregoing, in each case on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and that, subject to the rights of withdrawal set out in this Appendix I, each such acceptance shall be irrevocable provided that if (i) no Boxes are completed or (ii) the total number of CODA Shares inserted in Box 1 is greater than the number of CODA Shares comprised in the acceptance or (iii) the acceptance is otherwise completed incorrectly, but the Form of Acceptance is signed, it will be deemed to be an acceptance of the Offer in respect of all of the CODA Shares comprised in the acceptance.

                For the purposes of this Appendix I and the Form of Acceptance, the phrase "CODA Shares comprised in the acceptance" shall mean the number of CODA Shares inserted in Box 1 of the Form of Acceptance or, if no number is inserted, the greater of:

                (a) the relevant CODA Shareholder's entire holding of CODA Shares as disclosed by details of the register of members made available to the Receiving Agent prior to the time the relevant Form of Acceptance is processed by them;

                (b) the relevant CODA Shareholder's entire holding of CODA Shares as disclosed by details of the register of members made available to the Escrow Agent prior to the latest time for receipt of Form(s) of Acceptance which can be taken into account for determining whether the Offer is unconditional; or

                (c) the number of CODA Shares in respect of which certificates or an indemnity in lieu thereof is received and/or, in respect of any CODA Shares in CREST, the number of such shares which are transferred by the relevant CODA Shareholder to his escrow account by means of a TTE instruction;

        (ii) that he is irrevocably and unconditionally entitled to transfer the CODA Shares in respect of which the Form of Acceptance is completed and that the entire beneficial interest in such CODA Shares in respect of which the Offer is accepted or deemed to be accepted are sold free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching thereto on or after 23 February 1998, including the right to receive all dividends and other distributions, if any, declared, made or paid after that date;

        (iii) that unless "NO" is inserted in Box 5 of the Form of Acceptance, such CODA Shareholder has not received or sent copies of this document, the Form of Acceptance or any related offering documents in, into, or from the United States, Canada, Australia or Japan; has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan; was outside the United States when the Form of Acceptance was delivered and at the time of accepting the Offer; and, in respect of the CODA Shares to which the Form of Acceptance relates, is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within the United States, Canada, Australia or Japan and is not acquiring the new Baan Shares for purposes of resale directly or indirectly to a person within the United States; and the Form of Acceptance has not been mailed or otherwise sent in, into or from the United States, Canada, Australia or Japan or signed in the United States, Canada, Australia or Japan and such shareholder is accepting the Offer from outside the United States, Canada, Australia and Japan;

        (iv) that the execution of the Form of Acceptance and its delivery to the Receiving Agent will, subject to the Offer becoming unconditional in all respects and the person accepting the Offer not having validly withdrawn his acceptance, constitute the irrevocable appointment of all and any of Baan and its managing directors and Goldman Sachs International and its directors as such shareholder's attorney and/or agent and an irrevocable instruction to the attorney and/or agent to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney and/or agent in relation to the CODA Shares referred to in paragraphs (i) and (ii) of this Part C in favour of Baan or such other person or persons as Baan or its agents may direct and to deliver such form(s) of transfer and/or other document(s) in the attorney's discretion and/or the certificate(s) and/or other document(s) of title relating to such CODA Shares for registration within six months of the Offer becoming unconditional in all respects and to do all such other acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in Baan or its nominees the CODA Shares;

        (v) that the execution of the Form of Acceptance and its delivery to the Receiving Agent constitutes the irrevocable appointment of the Receiving Agent as such shareholder's attorney and/or agent and an irrevocable instruction and authority to the attorney and/or agent (i) subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting CODA Shareholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as Baan or its agents may direct) by means of CREST all or any of the Relevant CODA Shares (but not exceeding the number of CODA Shares in respect of which the Offer is accepted or deemed to be accepted) and (ii), if the Offer does not become unconditional in all respects, to give instructions to CRESTCo, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), to transfer all Relevant CODA Shares to the original available balance of the accepting CODA Shareholder. "Relevant CODA Shares" means CODA Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in paragraph 11 of the letter from Goldman Sachs International contained in this document and where the transfer(s) to escrow was or were made in respect of CODA Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance reference number, or a Form of Acceptance reference number corresponding to that appearing on the Form of Acceptance concerned, was included in the TTE instruction concerned);

        (vi) that the execution of the Form of Acceptance and its delivery to the Receiving Agent will constitute, subject to the Offer becoming unconditional in all respects and to an accepting CODA Shareholder not having validly withdrawn his acceptance, an irrevocable authority and request:

                (a) to CODA or its agents to procure the registration of the transfer of the CODA Shares in certificated form pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Baan or as it may direct;

                (b) subject to the provisions of paragraph 6 of Part B of this Appendix I to Baan or its agents to procure the despatch by post (or by such other methods as may be approved by the Panel) of the relevant confirmation from the Receiving Agent regarding the depository arrangements in place for any new Baan Shares to which an accepting CODA Shareholder may become entitled pursuant to his acceptance of the Offer, at the risk of such CODA Shareholder, to the person or agent whose name and address outside the United States, Canada, Australia or Japan is set out in Box 3 of the Form of Acceptance, or, if appropriate, Box 6 of the Formal Acceptance or, if none is set out, to the first-named holder at his registered address outside the United States, Canada, Australia or Japan;

                (c) subject to the provisions of paragraph 6 of Part B of this Appendix I, to Baan or its agents to procure that, save where the accepting CODA Shareholder has entered a valid securities account number and relative details in Box 7 of the Form of Acceptance in accordance with the instructions printed thereon, the securities account to be opened by ABN, AMRO Bank N.V. pursuant to paragraph
                        (viii) of this Part C is duly credited in respect of any new Baan Shares to which such CODA Shareholder(s) may become entitled under the Offer, subject to the terms of the Articles of Association of Baan;

                (d) to Baan or its agents, to record and act upon any instructions with regard to notices or dividend mandates which have been recorded in the records of CODA in respect of such CODA Shareholder's holding(s) of CODA Shares as if such mandates had been given in respect of its holding of new Baan Shares;

        (vii) that the execution of a Form of Acceptance and its delivery to the Receiving Agent constitutes an authority to any director of Baan or Goldman Sachs International and/or their respective agents within the terms of paragraph 4 of Part B and paragraph (iii) of Part C of this Appendix;

        (viii) that the execution of a Form of Acceptance and its delivery to the Receiving Agent constitutes an authority to ABN, AMRO Bank N.V. to open a securities account in the name of the first-named registered holder of the CODA Shares in respect of which the Form of Acceptance has been so executed and delivered (as the same is set out in Box 3 of the Form of Acceptance), save where the accepting CODA Shareholder has entered a valid securities account number and relative details in Box 7 of the Form of Acceptance in accordance with the instructions printed thereon, in which case the execution of a Form of Acceptance and its delivery to the Receiving Agent constitutes an authority to Baan to arrange for the new Baan Shares to be issued to such CODA Shareholder to be duly credited to the securities account nominated by such CODA Shareholder in respect of such CODA Shares to which such CODA Shareholder may become entitled under the Offer, subject to the terms of the Articles of Association of Baan;

        (ix) that, subject to the Offer becoming or being declared unconditional in all respects (or if the Offer will become unconditional in all respects or lapse immediately upon the outcome of the resolution in question) and pending registration:

                (a) Baan shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of CODA or of any class of its shareholders) attaching to any CODA Shares in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer; and

                (b) the execution of a Form of Acceptance by a CODA Shareholder in respect of the CODA Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

                        (i) constitutes an authority to CODA from such CODA Shareholder to send any notice, warrant, document or other communication which may be required to be sent to him/her as a member of CODA (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such CODA Shares into certificated form) to Baan at its registered office;

                        (ii) constitutes an irrevocable authority to Baan or any person appointed by Baan to sign any consent to short notice on his behalf and/or attend and/or execute a form of proxy in respect of such CODA Shares and/or where appropriate, any appointment pursuant to section 375 of the Companies Act 1985 appointing any person nominated by Baan to attend general meetings and separate class meetings of CODA or its members (or any of them) (and any adjournments thereof) and to exercise or to refrain from exercising (but subject to the Code) the votes attaching to such shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer; and

                        (iii) will also constitute the agreement of such CODA Shareholder not to exercise any of such rights without the consent of Baan and the irrevocable undertaking of such CODA Shareholder not to appoint a proxy to attend any such general meeting or separate class meeting;

                This authority will cease to be valid if the acceptance is withdrawn in accordance with paragraph 4 of this Part B of Appendix I.

        (x) that he is irrevocably and unconditionally entitled to transfer the CODA Shares in respect of which the Form of Acceptance is completed and the entire beneficial interest in such CODA Shares in respect of which the Offer is accepted or deemed to be accepted will be acquired under the Offer free from all liens, equities, charges, encumbrances and all other interests and together with all rights attaching thereto, including the right to receive and retain all dividends and other distributions (if any) declared, made or paid after the date hereof;

        (xi) that he will deliver or procure that there is delivered to the Receiving Agent at the address referred to in paragraph 3 of Part B of this Appendix I, his share certificate(s) or other document(s) of title in respect of all CODA Shares (which are in certificated form) in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn held by him, or an indemnity acceptable to Baan in lieu thereof, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

        (xii) that he will take (or procure to be taken) the action set out in paragraph 11(b) of the letter from Goldman Sachs International contained in this document to transfer all CODA Shares in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn held by him in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within six months of the Offer becoming unconditional in all respects;

        (xiii) that if, for any reason, any CODA Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 11(b) of the letter from Goldman Sachs International contained in this document are converted to certificated form, he will (without prejudice to paragraph (xi) of this Part C) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such CODA Shares as so converted to the Receiving Agent at the address referred to in paragraph 3 of Part B of this Appendix I or to Baan at its registered office or as Baan or its agents may direct;

        (xiv) that the execution of the relevant Form of Acceptance and such receipt will constitute the irrevocable appointment of each of Baan and Goldman Sachs International and their respective directors and agents as such shareholder's attorney and/or agent (the "attorney") within the terms of paragraph 4 of Part B of this Appendix I and this Part C and with authority to execute any further documents and give any further assurances which may be required in connection with the matters referred to in Part B of this Appendix I and this Part C and an irrevocable undertaking to such attorney to execute any such further documents and/or give any such further assurances as may be required;

        (xv) that the terms and conditions of the Offer contained in this document shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be read and construed accordingly;

        (xvi) that, if he does not validly withdraw his acceptance, he will do all such acts and things as shall in the opinion of Baan and/or Goldman Sachs International be necessary or expedient to vest in Baan or its nominee(s) or such other persons as it may decide the CODA Shares aforesaid and all such acts and things as may be necessary or expedient to enable the Receiving Agent to perform its functions as escrow agent for the purposes of the Offer to the fullest extent;

        (xvii) that he agrees to ratify each and every act or thing which may be done or effected by Baan or Goldman Sachs International or ABN, AMRO Bank N.V. or the Receiving Agent or any director of Baan or any director of Goldman Sachs International or any director of the Receiving Agent or their respective agents or CODA or its agents, as the case may be, in the exercise of any of the appointments and/or powers and/or authorities hereunder;

        (xviii) that the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England;

        (xix) that on execution the Form of Acceptance shall take effect as a deed; and

        (xx) that if any provision of Part B of this Appendix I or this Part C shall be unenforceable or invalid or shall not operate so as to afford Baan or Goldman Sachs International or Northern Registrars or any director of any of them the benefit or authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable Baan and/or Goldman Sachs International and/or Northern Registrars and/or any director of either of them to secure the full benefits of Part B and this Part C.

        (xxi) References in this Part C to a CODA Shareholder shall include references to the person or persons executing a Form of Acceptance, and in the event of more than one person executing a Form of Acceptance, the provisions of this Part C shall apply to them jointly and to each of them.